Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements on Form S-3/A (No. 333-147569 and 333-147758) of InfoLogix, Inc. of our report dated November 29, 2007, relating to our audit of the financial statements of Healthcare Informatics Associates, Inc. as of and for the years ended December 31, 2006, 2005 and 2004, included in the Current Report on Form 8-K/A (No. 001-33521) and of our report dated March 28, 2008, with respect to the consolidated financial statements of InfoLogix, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2007.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen, LLP
Blue Bell, Pennsylvania
May 2, 2008